Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713) 296-7276

(Investor):	Robert Dye	(713) 296-6662
	David Higgins	(713) 296-6690

(Web site):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE’S SECOND-QUARTER NET INCOME SURGES
TO $1.4 BILLION OR $4.28 PER SHARE
     Houston, July 31, 2008 – Apache Corporation (NYSE, Nasdaq: APA) today reported that high crude oil and natural gas prices fueled record quarterly net income of $1.4 billion or $4.28 per diluted common share, a 128-percent increase from $632 million or $1.89 per share in the prior-year period.
     Second-quarter cash from operations before changes in operating assets and liabilities* totaled $2.3 billion, compared with $1.5 billion in the prior-year period, and surpassed the record of $1.9 billion set in the fourth quarter of 2007.
     Second-quarter production declined 3.6 percent from the prior-year period and 1 percent from the first quarter to 551,600 barrels of oil equivalent (boe) per day. The decline is primarily the result of an explosion that disrupted operations at the gas processing and transportation hub at Varanus Island in Australia as well as a strike at a refinery in Scotland that shut in production from all of the fields on the Forties Pipeline System, including Apache’s Forties Field.
     “The second quarter was highlighted by record financial results, continued exploration success, and sustained progress in delivering our pipeline of development projects,” said G. Steven Farris, Apache’s president and chief executive officer. “Despite the challenges we faced during the quarter, we remain positive about the long-term outlook. Driven by successful drilling programs and seven development projects that are expected to add 135,000 boe per day to worldwide net production over the next four years, we are confident Apache is entering a period of accelerating production growth in 2009-2012.”

Apache’s second-quarter net income surges to $1.4 billion or $4.28 per share

     Drilling highlights included:
•	The Geauxpher discovery in the deepwater Gulf of Mexico has estimated proved and probable reserves of 100 billion cubic feet. Apache has a 40 percent working interest in the field;

•	The Heqet-2 well in Egypt tested 2,100 barrels per day from a depth of more than 14,000 feet;

•	The Umbarka-174 well in Egypt tested 4,300 barrels per day;

•	In Canada, two Ootla shale wells drilled by Apache’s partner EnCana added further support to the current estimated potential of 9-16 trillion cubic feet net to Apache, and

•	Five wells drilled in the Forties Field in the North Sea during the first half of 2008 averaged an aggregate of 8,900 barrels per day in the second quarter. Apache has a 97 percent working interest in the Forties Field.
     In Egypt, Apache expects to commence production through the Salam gas plant expansion in October. The gas plant project – one element of Apache’s development pipeline – is forecasted to contribute additional net production of 100 million cubic feet (MMcf) of gas and 5,000 barrels of condensate per day by the end of the year.
     “At Varanus Island, we will resume partial gas sales over the next few days,” Farris said. “The initial rate is expected to be 110 MMcf per day; later in August, we expect production to increase to 220 MMcf per day.
     “We want to assure the citizens of Western Australia that Apache understands the hardship that they have experienced and that fully restoring production is our highest priority,” Farris said.
     “We are confident that Apache will overcome the temporary setbacks in Australia and the North Sea and will register its 29th annual production increase in the last 30 years,” Farris said.
     During the second quarter, Apache received an average of $110.32 per barrel of oil – up 72 percent from the prior-year period – and $8.09 per thousand cubic feet (Mcf) of gas, up 47 percent.

Apache’s second-quarter net income surges to $1.4 billion or $4.28 per share

     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina.
-end-
     *Adjusted earnings and cash from operations before changes in operating assets and liabilities are non-GAAP measures. Please see reconciliations below.
     NOTE: Apache will conduct a conference call to discuss its first-quarter results at 1 p.m. Central time on July 31, 2008. The call will be webcast from Apache’s Web site, http://www.apachecorp.com. The webcast replay and podcast will be archived on Apache’s Web site. The conference call will be available for delayed playback by telephone for one week beginning at approximately 3 p.m. on July 31. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 5011412.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our 2007 Form 10-K and on our Web site. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
REVENUES AND OTHER:
Oil and gas production revenues	$3,904,118	$2,444,031	$7,082,067	$4,467,098
Other	(3,927)	28,513	5,865	8,321

	3,900,191	2,472,544	7,087,932	4,475,419

COSTS AND EXPENSES:
Depreciation, depletion and amortization	627,668	591,107	1,248,157	1,122,020
Asset retirement obligation accretion	25,679	24,134	52,176	48,198
Lease operating expenses	446,738	406,667	901,376	788,774
Gathering and transportation	39,767	34,435	80,743	65,698
Taxes other than income	298,548	143,791	541,126	253,761
General and administrative	78,872	70,798	161,295	138,660
Financing costs, net	39,050	63,358	83,303	105,421

	1,556,322	1,334,290	3,068,176	2,522,532

INCOME BEFORE INCOME TAXES	2,343,869	1,138,254	4,019,756	1,952,887
Current income tax provision	702,106	297,058	1,189,906	483,580
Deferred income tax provision	196,534	207,658	363,108	342,820

NET INCOME	1,445,229	633,538	2,466,742	1,126,487
Preferred stock dividends	1,420	1,420	2,840	2,840

INCOME ATTRIBUTABLE TO COMMON STOCK	$1,443,809	$632,118	$2,463,902	$1,123,647

NET INCOME PER COMMON SHARE:
Basic	$4.32	$1.91	$7.38	$3.39

Diluted	$4.28	$1.89	$7.32	$3.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	334,208	331,812	333,801	331,514

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
COSTS INCURRED: (1)
North America exploration and development	$801,279	$641,261	$1,544,635	$1,382,036
International exploration and development	682,766	507,874	1,291,229	934,243

	$1,484,045	$1,149,135	$2,835,864	$2,316,279

Oil and gas property acquisitions	$142,848	$6,098	$150,795	$1,032,994

(1)	Includes noncash asset retirement costs and capitalized interest as follows:

Capitalized interest	$17,878	$15,898	$35,056	$37,674
Asset retirement costs	$86,434	$52,007	$171,506	$126,828

	June 30,	December 31,
	2008	2007
BALANCE SHEET DATA:
Cash and Cash Equivalents	$1,008,442	$125,823
Other Current Assets	3,147,904	2,626,428
Property and Equipment, net	26,934,253	25,231,593
Restricted Cash	94,357	—
Goodwill	189,252	189,252
Other Assets	502,951	461,555

Total Assets	$31,877,159	$28,634,651

Current Liabilities	$4,124,303	$2,665,016
Long-Term Debt	3,912,136	4,011,605
Deferred Credits and Other Noncurrent Liabilities	7,326,251	6,580,051
Shareholders’ Equity	16,514,469	15,377,979

Total Liabilities and Shareholders’ Equity	$31,877,159	$28,634,651

Common shares outstanding at end of period	334,451	332,927

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
FINANCIAL DATA (In thousands, except per share data):
Revenues and other	$3,900,191	$2,472,544	$7,087,932	$4,475,419

Income Attributable to Common Stock	$1,443,809	$632,118	$2,463,902	$1,123,647

Basic Net Income Per Common Share	$4.32	$1.91	$7.38	$3.39

Diluted Net Income Per Common Share	$4.28	$1.89	$7.32	$3.37

Weighted Average Common Shares Outstanding	334,208	331,812	333,801	331,514

Diluted Shares Outstanding	337,676	333,906	336,802	333,595

PRODUCTION AND PRICING DATA:
OIL VOLUME — Barrels per day
United States	100,049	91,060	100,364	82,901
Canada	17,746	19,036	17,547	19,034
Egypt	64,886	59,890	63,718	60,129
Australia	8,367	16,071	8,894	14,117
North Sea	56,570	55,209	57,670	54,445
Argentina	12,067	11,282	12,146	11,041

Total	259,685	252,548	260,339	241,667

AVERAGE OIL PRICE PER BARREL
United States	$97.64	$60.08	$90.59	$58.21
Canada	119.16	63.75	106.33	58.71
Egypt	126.20	68.65	112.28	62.65
Australia	133.79	74.96	116.78	71.54
North Sea	121.10	66.59	108.23	61.57
Argentina	50.12	45.78	47.61	43.26
Total	110.32	64.12	99.76	60.21

NATURAL GAS VOLUME — Mcf per day
United States	758,524	801,778	751,269	770,974
Canada	357,828	389,218	359,289	386,136
Egypt	233,793	234,466	238,385	238,951
Australia	129,531	196,249	160,355	195,608
North Sea	2,507	1,944	2,556	1,917
Argentina	197,284	216,187	181,209	207,263

Total	1,679,467	1,839,842	1,693,063	1,800,849

AVERAGE NATURAL GAS PRICE PER MCF
United States	$10.62	$7.29	$9.50	$7.13
Canada	9.63	6.79	8.59	6.62
Egypt	6.26	4.48	5.72	4.26
Australia	2.17	1.79	2.14	1.78
North Sea	21.90	13.39	19.05	10.90
Argentina	1.39	1.02	1.60	1.08
Total	8.09	5.51	7.25	5.37

NGL VOLUME — Barrels per day
United States	7,231	8,060	7,236	7,631
Canada	1,868	2,113	2,052	2,172
Argentina	2,905	2,816	2,812	2,726

Total	12,004	12,989	12,100	12,529

AVERAGE NGL PRICE PER BARREL
United States	$65.27	$42.10	$61.32	$38.78
Canada	59.26	39.28	56.05	35.29
Argentina	32.31	36.06	39.98	33.68
Total	56.36	40.33	55.46	37.06

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)
NON-GAAP FINANCIAL MEASURES:
Reconciliation of income attributable to common stock to adjusted earnings:
The press release discusses Apache’s adjusted earnings. Adjusted earnings excludes certain items that management believes affect the comparability of operating results. The following provides the reasons adjusted earnings is a meaningful measure:
•	Management uses adjusted earnings to evaluate the company’s operational trends and performance relative to other oil and gas producing companies.

•	Management believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings for items that may obscure underlying fundamentals and trends.

•	The reconciling items below are the types of items management believes are frequently excluded by analysts when evaluating the operating trends and comparability of the company’s results.

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Income Attributable to Common Stock (GAAP)	$1,443,809	$632,118	$2,463,902	$1,123,647

Adjustments:
Foreign currency fluctuation impact on deferred tax expense	281	68,256	(12,079)	70,652
Impact of Canadian Federal tax rate reductions	—	(17,685)	—	(17,074)

Adjusted Earnings (Non-GAAP)	$1,444,090	$682,689	$2,451,823	$1,177,225

Adjusted Earnings Per Share (Non-GAAP)
Basic	$4.32	$2.06	$7.35	$3.55

Diluted	$4.28	$2.04	$7.28	$3.53

Average Number of Common Shares
Basic	334,208	331,812	333,801	331,514

Diluted	337,676	333,906	336,802	333,595

Reconciliation of net cash provided by operating activities to cash from operations before changes in operating assets and liabilities:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$1,929,509	$1,386,446	$3,737,913	$2,450,005
Changes in operating assets and liabilities	390,240	80,575	426,520	209,476

Cash from operations before changes in operating assets and liabilities	$2,319,749	$1,467,021	$4,164,433	$2,659,481